UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 12, 2007

hi/fn, inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-24765	33-0732700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 University Avenue
Los Gatos, CA 95032
(Address of principal executive offices, including zip code)

(408) 399-3500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

SIGNATURES

EXHIBIT INDEX

EXHIBIT 99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)     On February 6, 2007, Albert E. Sisto, age 57, was appointed by the Board of Directors (the “Board”) of hi/fn, inc. (the “Company”) to serve as its Chief Executive Officer. Mr. Sisto has served as the Company’s Chairman of the Board and interim Chief Executive Officer since November 2006 and has served as a director of Hifn since December 1998. From June 1999 to May 2006 he was President and Chief Executive Officer of Phoenix Technologies Ltd., a provider of Internet platform-enabling software, where he also served as Chairman of the Board of Directors. From November 1997 to June 1999, he was Chief Operating Officer of RSA Security, Inc., a subsidiary of Security Dynamics Technologies, Inc., and a provider of encryption technology. From September 1994 to October 1997, Mr. Sisto was Chairman, President and Chief Executive Officer of Documagix, Inc., a software developer of document imaging software. Mr. Sisto holds a B.E. degree from the Stevens Institute of Technology.

On February 6, 2007, in connection with the appointment of Mr. Sisto as Chief Executive Officer of the Company, the Company entered into an employment agreement (the “Agreement”) with Mr. Sisto, which amended and restated the employment agreement entered into as of November 9, 2006 between the Company and Mr. Sisto.

At-Will Employment. Mr. Sisto’s employment with the Company will be considered “at-will” employment. The Agreement may be terminated at any time by either party with or without cause.

Salary, Annual Incentives and Benefits. The Agreement sets Mr. Sisto’s annual base salary at $350,000, effective as of February 6, 2007 (the “Effective Date”). The Agreement provides that Mr. Sisto will be eligible to receive an annual cash incentive payable for the achievement of performance goals to be established by the Board or the compensation committee of the Board. Mr. Sisto’s target annual incentive will equal 75% of his annual base salary. Mr. Sisto is eligible to participate in all benefit programs available to the Company’s executive officers and will receive a sign-on bonus of $50,000 within thirty (30) days of the Effective Date.

Performance Shares. Following the Effective Date, Mr. Sisto will be granted an award of performance shares covering a maximum of 150,000 shares of the Company’s common stock (the “Performance Share Grant”) under and subject to the Company’s Amended and Restated 1996 Equity Incentive Plan (the “Plan”). The number of performance shares actually earned by Mr. Sisto pursuant to the Performance Share Grant will be determined based upon the achievement of certain specified Company revenues and net income targets as described in the Agreement. The earned performance shares may be subject to vesting requirements such that any performance shares earned will vest as to 50% of such performance shares on the last calendar day of fiscal year 2008 and 50% of such performance shares on the last calendar day of fiscal year 2009, assuming Mr. Sisto’s continued service to the Company through each such applicable vesting date. If a Change of Control (as defined in the Agreement) occurs in fiscal year 2007 while Mr. Sisto is employed with the Company, the number of performance shares actually earned by Mr. Sisto will be based on the deal price per share of the Company’s common stock in connection with the Change of Control (as further described in the Agreement), and such performance shares will vest immediately prior to the Change of Control.

Severance. If Mr. Sisto’s employment is terminated by the Company without Cause (as such term is defined in the Agreement) or if he resigns for Good Reason (as such term is defined in the Agreement), and in either instance the termination is not within the twelve (12) months following a Change of Control, then, subject to Mr. Sisto signing and not revoking a separation agreement and release of claims against the Company, he will receive: (i) continued payment of his annual base salary for a period of eighteen (18) months from the date of termination, and (ii) reimbursement for premiums paid for continued health benefits for Mr. Sisto and any eligible dependents under the Company’s health plans for eighteen (18) months. If Mr. Sisto’s employment is terminated by the Company without Cause or if he resigns for Good Reason, and in either instance the termination is within twelve (12) months following a Change of Control, then, subject to Mr. Sisto signing and not revoking a separation agreement and release of claims against the Company, he will receive: (i) continued payment of his annual base salary for a period of twenty-four (24) months from the date of termination, (ii) full accelerated vesting with respect to Mr. Sisto’s then outstanding unvested equity awards, and (iii) reimbursement for premiums paid for continued health benefits for Mr. Sisto and any eligible dependents under the Company’s health plans for eighteen (18) months.

    The press release announcing the appointment of Mr. Sisto as Chief Executive Officer issued by the Company on February 12, 2007 is attached thereto as Exhibit 99.1 and incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description
99.1	Press Release issued by hi/fn, inc. dated February 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HI/FN, INC.

By: /s/ William R. Walker
William R. Walker Vice President, Finance and Chief Financial Officer

Date: February 12, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by hi/fn, inc. dated February 12, 2007.